Hoku Scientific Provides Update on Progress for Hoku Materials’ Polysilicon Plant and Preliminary Results for Second Quarter Fiscal Year 2008

Pocatello, Idaho – October 16, 2007 – Hoku Materials, Inc., a wholly owned subsidiary of Hoku Scientific, Inc., (NASDAQ: HOKU) established to manufacture and sell polysilicon for the solar market, today announced that it has amended its polysilicon reactor contract with GEC Graeber Engineering Consultants GmbH, and MSA Apparatus Construction for Chemical Equipment Ltd. to include an option for Hoku Materials to purchase additional reactors to enable the production of up to an additional 500 metric tons of polysilicon per year, which if exercised would bring Hoku’s total polysilicon production capacity to up to 2,500 metric tons per year. The net contract price for the additional equipment is approximately 6.7 million Euros, or less if Hoku Materials orders less than 500 metric tons of additional capacity, and the option is valid for six months. The delivery date for the additional equipment will be 12 months from the date that Hoku Materials exercises the option by making an initial payment of 15% of the option price. In addition, Hoku Materials, GEC and MSA agreed to eliminate the requirement that Hoku Materials establish an irrevocable Letter of Credit for 65% of the total contract amount, providing instead for Hoku to make monthly cash payments as GEC and MSA demonstrate progress in the construction and delivery of the equipment.

Additionally, Hoku Materials and SANYO Electric Company, Ltd. have amended their polysilicon sales agreement by extending Hoku Materials’ date to complete the financing to construct its polysilicon production plant until December 31, 2007.

“The purchase option in our contract with GEC and MSA allows us to expand our initial production capacity up to 2,500 metric tons at a fixed price for the reactors and a guaranteed delivery schedule that is in-line with our customer commitments,” said Dustin Shindo, Chief Executive Officer of Hoku Scientific. “Eliminating the letter of credit requirement in our GEC and MSA contract, and extending our financing deadline in our Sanyo contract, demonstrate GEC, MSA and SANYO’s confidence in our project, and provides us with added flexibility to negotiate our planned debt financing without arbitrary time pressures. We continue to commit capital to the design and engineering of our plant, and to the purchase of long lead-time items such as the reactors, to stay on schedule for our planned 2009 product deliveries. We estimate that the total cost to construct our planned polysilicon plant in Pocatello, Idaho, that would be capable of producing up to 2,500 metric tons of polysilicon per year will be less than $300 million. We have received our permit for site excavation, and plan to begin civil site work in Pocatello in October, which will include grading and excavating the property for facility construction.”

Hoku Scientific also announced preliminary results for its second quarter ended September 30, 2007. The Company currently expects revenue of approximately $239,000 and a net loss of between $1.0 million and $1.2 million. Hoku Scientific will hold a conference call with investors and analysts on Tuesday, October 23, 2007, at 5:00 p.m. Eastern Time to discuss results for the Company’s second quarter ended September 30, 2007, and the Company’s business outlook.

The news release announcing the second quarter fiscal year 2008 results will be disseminated over a national wire service on October 23, 2007, after the market close. The press release will be posted at the Company’s website: www.hokuscientific.com.

The dial-in number for the live audio call beginning at 5:00 p.m. Eastern Time is (913) 905-1087. A live webcast of the conference call will be available on Hoku Scientific’s website at www.hokuscientific.com.

A replay of the call will be available shortly after the conclusion of the call via the web at www.hokuscientific.com. The webcast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its third quarter fiscal 2008.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar is marketing and plans to install turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Forward-Looking Statements

The revenue and net loss figures in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results. The figures are subject to additional review by management and Hoku Scientific’s independent registered public accounting firm and are subject to change.

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Materials’ ability to successfully raise sufficient funds to establish polysilicon manufacturing facilities within the time required in its contracts with SANYO Electric Co., Ltd., GEC Graeber Engineering Consultants GmbH, and MSA Apparatus Construction for Chemical Equipment Ltd., or at all; its ability to engineer and construct a production plant for polysilicon; its ability to manufacture polysilicon; its cost to procure a facility that is capable of producing up to 2,500 metric tons of polysilicon per year; the ultimate production output of Hoku Materials’ planned polysilicon facility; Hoku Materials’ ability to meet the delivery schedules in its customer contracts; it’s ability to successfully achieve the milestones in its contract with SANYO Electric, Co., Ltd.; the ability of GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd to meet the delivery schedules in their agreement with the Company; the quality of polysilicon to be manufactured; Hoku Materials’ costs to manufacture polysilicon, and its ability to offer pricing that is competitive with competing products; Hoku Scientific’s future financial performance; Hoku Scientific’s business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific’s filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Hoku, Hoku Solar, Hoku Fuel Cells, and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved.

CONTACTS For Hoku Scientific: Tel: 808-682-7800 ir@hokusci.com Source: Hoku Scientific, Inc.